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                                                                    EXHIBIT 99.1

[LOGO]  CBS CORPORATION
51 WEST 52 STREET  NEW YORK, NEW YORK 10019-6188



              LESLIE MOONVES SIGNS NEW LONG-TERM AGREEMENT WITH CBS

                 MOONVES ALSO ELECTED TO THE BOARD OF DIRECTORS
                             OF THE CBS CORPORATION


         NEW YORK, July 28,1999 -- Leslie Moonves, President and Chief Executive Officer of CBS Television, has signed a new, long term agreement with CBS, it was announced today by Mel Karmazin, President and Chief Executive Officer, CBS Corporation. The new agreement is effective immediately, and replaces his existing one with the Company.

         At the same time, the Company announced that Mr. Moonves has been elected to the Board of Directors of the CBS Corporation. This action, in which Mr. Moonves joins Mr. Karmazin as the Corporation's only other "inside" director, was taken at the Board's regularly scheduled meeting today in Los Angeles, and is effective immediately.

         "Since I became Chief Executive of CBS, signing Leslie Moonves to a long-term deal has been one of my highest priorities in securing the future of our Company," said Mr. Karmazin. "Leslie has transformed CBS Television into the Number One network. More than that -- the vision and drive he has brought to our organization, and his qualities as a person, have brought new life to our entire Company. I look forward to working with Leslie in the next century - and for many years to come."

         "There are very few executives in broadcasting who can match Leslie's knowledge, talent and experience," said David T. McLaughlin, Chairman of the Board. "We welcome Leslie to the Board, and look forward to his ongoing insight and contribution."

         Mr. Moonves is responsible for the programming, sales and marketing operations of all the Company's broadcast television efforts, including CBS Entertainment, CBS News, CBS Sports and CBS Television Stations -- as well as affiliate relations, research and planning and advertising and promotion functions. Additionally, Mr. Moonves oversees CBS Enterprises, which includes CBS's EYEMARK, and all its international activities, including sales and co-productions.

         Mr. Moonves said: "Under the leadership of Mel Karmazin and this impressive Board, the CBS Corporation has become the industry's most dynamic and vibrant media company, and I truly believe that the best is yet to come. I am thrilled at the prospect of continuing my work with Mel, with this Board, and with the talented executives and employees of our many divisions, as together we chart our very exciting future."

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         Leslie Moonves joined CBS as President, CBS Entertainment, in July 1995 and was promoted to his current post in April 1998. Under his aegis, CBS leaped from third to first place in the primetime network standings, with programming that appealed to the broadest possible audience. CBS's rise to the top culminated with a first place finish in total viewers and households in the 1998-99 season -- marking the first time CBS has been Number One in these key categories since the 1993-94 season.

         Mr. Moonves has transformed CBS into America's most watched network by developing successful new series, orchestrating key scheduling moves and building a prolific television movie franchise. Since joining CBS, he developed the hit comedy "Everybody Loves Raymond," acquired "JAG," which now ranks among television's top dramas, and moved "Touched By An Angel" to Sunday night where it has skyrocketed into a perennial top 10 series. He has also built the "CBS Sunday Movie" into the Number One movie showcase on television, and he played an integral role in the formation of "60 Minutes II," which has become a critical and commercial success for the Network, and CBS's new entry into morning hours, "The Early Show," with Bryant Gumbel.

         In addition, Mr. Moonves has built CBS Productions, the Network's in-house production arm, into one of the top suppliers of network programming. CBSP placed six new series on the Network's 1999-2000 schedule and will have 12 programs on its schedule when the new season begins in the fall.

         Mr. Moonves joined CBS from Warner Bros. Television, where as President, he oversaw a television division that supplied the greatest number of programs to network television for nine consecutive years, culminating with a record-setting 22 series (including "ER" and "Friends") on the 1995-96 network schedules. He had been President of Warner Bros. Television since July 1993, when Warner Bros. and Lorimar Television combined operations. From 1989 to 1993, he had been President of Lorimar Television.

         Mr. Moonves has also been a key ambassador and spokesman for the broadcasting industry. President Clinton, describing him as "one of America's most prominent and creative broadcasters," appointed Mr. Moonves to co-chair the Gore Commission, a group charged with drawing up a blueprint for the relationship between digital broadcasters and the federal government. The Commission submitted its recommendations to the White House in December 1998.



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         Additionally, Mr. Moonves is a member of President Clinton's Advisory
Committee on the Arts, the board of directors of the Los Angeles Free Clinic, the board of trustees of the Entertainment Industries Council and the Motion Picture Association of America's Executive Committee on Television Violence, and the board of governors, UCLA Center for Communications Policy. He is a trustee of the National Council for Families and Television and the American Film Institute and is past president of the Hollywood Radio and Television Society. He was recently recognized with an award for significant achievement by the International Radio and Television Society.

         Mr. Moonves, a native of New York, lives in Los Angeles with his wife, Nancy, and their three children.

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